CONSENT AND WAIVER

            This Consent and Waiver is given by the undersigned stockholders (collectively, the "Series B Investors") to Good Times Restaurants Inc., a Nevada corporation ("Good Times"), in connection with that certain Securities Purchase Agreement dated October 29, 2010 (the "SII Agreement") between Good Times and Small Island Investments Limited, a Bermuda corporation ("SII"), pursuant to which Good Times has agreed to issue and sell to SII in consideration of $2,100,000 an aggregate of 4,200,000 shares of its common stock (the "Shares") upon satisfaction of certain closing conditions set forth therein.  Reference is made herein to the Stock Purchase Agreements (together, the "Series B Purchase Agreements") between Good Times and each of the Series B Investors.

1.         Consent to Issuance of Shares and Waiver of Participation Rights.  The Series B Investors hereby consent to the issuance and sale of the Shares to SII and waive their respective rights of participation under the Series B Purchase Agreements in connection with the issuance and sale of the Shares to SII.  The foregoing waiver of participation rights includes, without limitation, the waiver of any right of the Series B Investors to receive notice of issuance of the Shares, the right to participate in the sale and purchase of the Shares, and any other rights under the relevant provisions of the Series B Purchase Agreements with respect to the sale and issuance of the Shares.

2.         Director Designation Rights.  Each of the Series B Investors hereby agrees that effective from and after the Closing Date (as defined in the SII Agreement), with respect to the exercise of their shareholder voting rights:

(a)        Any rights of the Series B Investors, or any of them individually, under the Series B Purchase Agreements to designate members of the Good Times Board of Directors (the "Board") are hereby cancelled; and

(b)        In lieu thereof, (i) The Bailey Company, LLLP ("Bailey") and its Affiliates (as defined in the SII Agreement) shall have the right to designate one member of the Board, and (ii) Eric W. Reinhard ("Reinhard") and his Affiliates shall have the right to designate one member of the Board.  Notwithstanding the foregoing, if Bailey or Reinhard (in each case, together with its or his Affiliates) ceases to own at least 600,000 shares of Good Times' common stock (as adjusted for any stock splits, reverse splits or similar capital stock transactions), then Bailey or Reinhard, as the case may be, shall no longer have the right to designate a member of the Board but shall have the right to exercise its or his shareholder voting rights in the same manner as all other shareholders of Good Times who do not have director designation rights.

3.         Voting Agreement.  Each of the Series B Investors hereby agrees to vote its or his outstanding shares of common stock in favor of the transactions contemplated by the SII Agreement and submitted for shareholder approval and, for so long as SII holds at least fifty percent of Good Times' then-outstanding capital stock, to vote its or his shares in favor of SII's four designees to the Board.  The Series B Investors agree that SII constitutes a third party beneficiary of the foregoing provision.

4.         Counterparts.  This Waiver and Consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Waiver and Consent may also be executed via facsimile or electronic signature, which shall be deemed an original.

SERIES B INVESTORS:
DATED: December 9, 2010	Erie County Investment Co.
By: /s/ William D. Whitehurst
Name: William D. Whitehurst
Title: CFO/VP

DATED: December 9, 2010	By: /s/Eric W. Reinhard and /s/ Andrea P. Reinhard
Names: Eric W. Reinhard and /s/ Andrea P. Reinhard

DATED: December 9, 2010	By: /s/ Ron Goodson
Name: Ron Goodson

DATED: December 11, 2010	By: /s/ Ileene Green
Name: Ileene Green

DATED: December 10, 2010	By: /s/ Alan A. Teran
Name: Alan A. Teran

DATED: December 9, 2010	By: /s/ David A. Depoy
Name: David A. Depoy

DATED: December 9, 2010	By: /s/ David Grissen
Name: David Grissen

DATED: December 8, 2010	By: /s/ Peggy M. Clute
Name: Peggy M. Clute

DATED: December 9, 2010	By: /s/ David W. Hooker
Name: David W. Hooker